Exhibit 5.2

September 26, 2024

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Ladies and Gentlemen:

I am the Principal Corporate Counsel, Legal Affairs and Assistant Secretary of T-Mobile USA, Inc., a Delaware corporation (the “Issuer”). In such capacity, I have acted as counsel to those certain subsidiaries of the Issuer, listed on Schedule A hereto (the “Opinion Guarantors”) in connection with the Underwriting Agreement dated as of April 30, 2024 (the “Underwriting Agreement”), by and among T-Mobile US, Inc., a Delaware corporation (the “Parent”), the Issuer, each of the subsidiary guarantors (together with the Parent, the “Guarantors”) party thereto (including the Opinion Guarantors), and J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters listed in Schedule 1 thereto, relating to the issuance by T-Mobile of $700,000,000 aggregate principal amount of T-Mobile’s 4.200% Senior Notes due 2029 (the “2029 Notes”), $900,000,000 aggregate principal amount of T-Mobile’s 4.700% Senior Notes due 2035 (the “2035 Notes”) and $900,000,000 aggregate principal amount of T-Mobile’s 5.250% Senior Notes due 2055 (the “2055 Notes” and, together with the 2029 Notes and the 2035 Notes, the “Notes”). T-Mobile’s obligations under the Notes will be guaranteed (such guarantees, the “Guarantees”) on a senior unsecured basis by the Guarantors (including the Opinion Guarantors). The Notes and the Guarantees are being offered pursuant to a prospectus supplement dated September 23, 2024 and the accompanying base prospectus dated May 1, 2023 (such documents, collectively, the “Prospectus”) that form part of the Parent’s effective registration statement on Form S-3ASR (File No. 333-271553), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, I, or attorneys under my direction, have examined copies of such agreements, instruments and documents as I have deemed an appropriate basis on which to render the opinions hereinafter expressed. In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including electronic copies). I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Opinion Guarantors, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such parties have duly authorized such agreements or instruments by all requisite action (corporate or otherwise), that such agreements or instruments have been duly executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of all parties thereto. As to all matters of fact, I have relied on the representations and statements of fact made in the documents so reviewed, including all statements in certificates of public officials that I reviewed, and I have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of Georgia, the State of Kansas and the State of Nevada (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect. I express no opinion herein as to any other statutes, rules or regulations (and in particular, I express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, I am of the opinion that:

1. Each Opinion Guarantor is validly existing as a corporation or limited liability company, as applicable, under the laws of such Opinion Guarantor’s state of incorporation or organization, as the case may be, designated on Schedule A hereto (each, an “Opinion Jurisdiction”).

2. Each Opinion Guarantor has the corporate or limited liability company power, as applicable, under the laws of its respective Opinion Jurisdiction to issue its Guarantee.

3. Each Guarantee has been duly authorized by each Opinion Guarantor.

The opinions expressed herein are limited to the Georgia Business Corporation Code, the Kansas Revised Limited Liability Company Act and Chapter 86 of the Nevada Revised Statutes. I note that the Guarantees are governed by the laws of the State of New York.

This opinion letter has been prepared for use in connection with the filing by the Parent of a Current Report on Form 8-K relating to the offering, sale and issuance of the Notes and the Guarantees. This opinion letter is given only as of the time of its delivery, and I assume no obligation or responsibility to update or supplement this opinion letter after its delivery.

I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Ryan Brady
Ryan Brady

Principal Corporate Counsel, Legal Affairs and Assistant Secretary of T-Mobile USA, Inc

Schedule A

Opinion Guarantor	Opinion Jurisdiction

Nextel South Corp.	Georgia

SprintCom LLC	Kansas

Clearwire Spectrum Holdings LLC	Nevada

Clearwire Spectrum Holdings II LLC	Nevada

Clearwire Spectrum Holdings III LLC	Nevada